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                                                                    EXHIBIT 11.1

                             METAL MANAGEMENT, INC.

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                THREE MONTHS   THREE MONTHS   NINE MONTHS    NINE MONTHS
                                                   ENDED          ENDED          ENDED          ENDED
                                                DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                    1998           1997           1998           1997
                                                ------------   ------------   ------------   ------------
Earnings:
  Net loss from continuing operations
     applicable to Common Stock...............    $(19,043)      $(36,334)      $(38,172)      $(36,191)
  Gain (loss) on sale of discontinued
     operations, net..........................          21            (42)            95            166
  Extraordinary charge, net...................         (76)             0           (938)             0
                                                  --------       --------       --------       --------
     Net loss applicable to Common Stock......    $(19,098)      $(36,376)      $(39,015)      $(36,025)
                                                  ========       ========       ========       ========
Basic earnings per share:
  Weighted average common shares
     outstanding..............................      41,381         21,699         37,506         17,067
                                                  ========       ========       ========       ========
Per share amounts:
  Net loss from continuing operations
     applicable to Common Stock...............    $  (0.46)      $  (1.67)      $  (1.02)      $  (2.12)
  Gain (loss) on sale of discontinued
     operations...............................    $   0.00       $  (0.01)      $  (0.00)      $   0.01
  Extraordinary charge, net...................    $   0.00       $   0.00       $  (0.02)      $   0.00
                                                  --------       --------       --------       --------
     Net loss applicable to Common Stock......    $  (0.46)      $  (1.68)      $  (1.04)      $  (2.11)
                                                  ========       ========       ========       ========
Diluted earnings per share:
  Weighted average common shares
     outstanding..............................      41,381         21,699         37,506         17,067
  Common stock equivalents(1).................           0              0              0              0
                                                  --------       --------       --------       --------
     Total....................................      41,381         21,699         37,506         17,067
                                                  ========       ========       ========       ========
Per share amounts:
  Net loss from continuing operations
     applicable to Common Stock...............    $  (0.46)      $  (1.67)      $  (1.02)      $  (2.12)
  Gain (loss) on sale of discontinued
     operations...............................    $   0.00       $  (0.01)      $  (0.00)      $   0.01
  Extraordinary charge, net...................    $   0.00       $   0.00       $  (0.02)      $   0.00
                                                  --------       --------       --------       --------
     Net loss applicable to Common Stock......    $  (0.46)      $  (1.68)      $  (1.04)      $  (2.11)
                                                  ========       ========       ========       ========

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(1) For all periods presented, common stock equivalents were not added to the weighted average shares outstanding as the result would have been anti-dilutive.

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